UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Summit Hotel Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMIT HOTEL PROPERTIES, INC.

2701 South Minnesota Avenue, Suite 2
Sioux Falls, South Dakota 57105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Summit Hotel Properties, Inc. will be held on Tuesday, June 5, 2012 at 5:00 p.m., Eastern Time, at the Marriott Marquis, 1535 Broadway, New York, New York 10036, for the following purposes:

1.
To elect to the Board of Directors the six nominees named in the attached Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting.  Only stockholders of record as of the close of business on April 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly.  If you vote by proxy, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Vice President, General Counsel and Secretary

Sioux Falls, South Dakota
April 26, 2012

SUMMIT HOTEL PROPERTIES, INC.
2701 South Minnesota Avenue, Suite 2
Sioux Falls, South Dakota 57105
(605) 361-9566

PROXY STATEMENT
2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on June 5, 2012, at 5:00 p.m., Eastern Time, at the Marriott Marquis, 1535 Broadway, New York, New York 10036, and at any adjournments or postponements thereof (the “Annual Meeting”).  These materials were first made available to stockholders on April 26, 2012.  Unless the context requires otherwise, references in this Proxy Statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc. and its consolidated subsidiaries.

 Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders.  All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email.  Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability.  Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication.  They will not receive any additional compensation for these activities.  Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners.  We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.  Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process.  If so, we will pay the proxy solicitor reasonable and customary fees.

 No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us.  The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

Summit Contact Information

The mailing address of our principal executive office is 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota, 57105, and our main telephone number is (605) 361-9566.  We maintain an Internet website at www.shpreit.com.  Information at or connected to our website is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Q:	On what am I voting?

A:	You are being asked to vote on the following proposals:

•	the election of the director nominees named in this Proxy Statement (Proposal No. 1);

•	the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2);

•	the approval, on an advisory (non-binding) basis, of our named executive officers’ compensation (Proposal No. 3); and

•	the frequency, on an advisory (non-binding) basis, of future advisory votes on our named executive officers’ compensation (Proposal No. 4).

Q:	Who can vote?

A:
Holders of our common stock as of the close of business on the record date, April 16, 2012, are entitled to vote, either in person or by proxy, at the Annual Meeting.  Each share of our common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares in one of the following ways:

•	by telephone;

•	by Internet; or

•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded.  If you wish to vote by telephone or Internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card.  If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all director nominees;

•	FOR the ratification of KPMG as our registered independent public accounting firm for the fiscal year ending December 31, 2012;

•	FOR the approval, on an advisory basis, of our named executive officers’ compensation; and

•	1 YEAR as the frequency for future advisory votes on our named executive officers’ compensation.

We do not expect that any other matters will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If an issue should arise for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on April 16, 2012.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.

Q:	May I change or revoke my vote?

A:	Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:

•	notifying our Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?

A:
It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm.  If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of KPMG as our registered independent public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules.  The other items (Proposals Nos. 1, 3 and 4) are not considered “routine” and therefore may not be voted by your broker without instruction.

Q:	What constitutes a quorum?

A:
As of the record date, 30,543,894 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.  This is referred to as a “quorum.”  If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

Q:	What vote is needed to approve the matters submitted?

A:
Election of Directors (Proposal No. 1).  Directors are elected by a plurality of the votes cast at the Annual Meeting.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Ratification of KPMG as Our Registered Public Accounting Firm for 2012 (Proposal No.2).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal.  For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval, on an Advisory Basis, of Our Named Executive Officers’ Compensation (Proposal No.3).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal.  For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on Our Named Executive Officers’ Compensation (Proposal No.4).  We will consider the frequency (either 1 YEAR, 2 YEARS or 3 YEARS) that receives a majority of the votes cast at the Annual Meeting as the frequency for future advisory votes on our named executive officers’ compensation that has been recommended by our stockholders.  For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  In the event that no option receives a majority of the votes cast, we will consider the period that receives the most votes to be the option that has been recommended by our stockholders.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

The Board has fixed the number of directors at six.  The six persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected.  In addition, the Board has determined that all of the persons named below, other than Mr. Boekelheide and Mr. Hansen, are independent under applicable SEC and NYSE rules.

The following table sets forth the name, position with our company and age of each nominee for election to the Board at the Annual Meeting:

Name	Position	Age
Kerry W. Boekelheide	Executive Chairman of the Board	57
Daniel P. Hansen	President and Chief Executive Officer	43
Bjorn R. L. Hanson	Independent Director	60
David S. Kay	Independent Director	45
Thomas W. Storey	Independent Director	55
Wayne W. Wielgus	Independent Director	57

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment.  The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a director.

Kerry W. Boekelheide.  Mr. Boekelheide has served as our Executive Chairman of the Board since our formation in June 2010.  He served as the Chief Executive Officer and as a member of the Board of Managers of our predecessor, Summit Hotel Properties, LLC (“SHP LLC”), from January 2004 until February 2011.  Mr. Boekelheide has served as the Chairman and sole director of The Summit Group, Inc. (“The Summit Group”) since 1991.  The Summit Group, with its affiliates, developed and acquired 54 hotels from 1991 through 2004.  Prior to forming The Summit Group, Mr. Boekelheide was President and a shareholder of Super 8 Management, Inc., which was responsible for the management of over 100 Super 8 Motels located across the United States and Canada, and held numerous other positions in various companies that developed, owned and operated Super 8 Motels in the United States and Canada.  Mr. Boekelheide received a B.S. degree in business from Northern State University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Boekelheide should serve as a director because he brings to the Board leadership experience and extensive experience and knowledge of our company and the hospitality industry.  As the founder and Chief Executive Officer of SHP LLC, our predecessor, and the Chairman of The Summit Group, our predecessor’s former hotel management company, Mr. Boekelheide has long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing our company and its business.  In addition, Mr. Boekelheide brings his broad strategic vision for our company to the Board.

Daniel P. Hansen.  Mr. Hansen has served as our President and Chief Executive Officer and been a member of the Board since our formation in June 2010.  Mr. Hansen joined The Summit Group in October of 2003 as Vice President of Investor Relations.  His responsibilities included leading the capital raising efforts for SHP LLC’s private placements of its equity securities and assisting in acquisition due diligence.  In 2005, he was appointed to SHP LLC’s Board of Managers and was promoted to Executive Vice President, in which capacity he was part of the team that acquired over $140 million of hotel properties and led the development of over $240 million of hotel assets.  He was appointed President of The Summit Group and Chief Financial Officer of SHP LLC in 2008.  His primary responsibilities included the development and execution of growth strategies for SHP LLC, raising equity capital and hotel development and acquisition.  Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in various leadership positions, culminating as a Vice President and Regional Sales Manager for Merrill Lynch in the Texas Mid-South Region, which included Texas, Louisiana, Arkansas and Oklahoma.  Mr. Hansen received a B.A. in economics from South Dakota State University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hansen should serve as a director because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of our company, and the Board.  We believe his service as a director enables the Board to perform its oversight function with the benefits of management’s perspectives on our business.  Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that will assist the Board in analyzing capital raising opportunities and issues.

Bjorn R. L. Hanson.  Dr. Hanson has been a member of the Board since the completion of our initial public offering, or IPO, in February 2011.  Dr. Hanson has worked in the hospitality industry for more than 35 years and has been involved in consulting, research and investment banking in the lodging sector.  He joined the New York University School of Continuing Professional Studies in June 2008 as a clinical professor teaching in the school’s graduate and undergraduate hospitality and tourism programs and directing applied research projects.  In 2010, he was appointed as the divisional dean of that school’s Preston Robert Tisch Center for Hospitality, Tourism, and Sports Management.  Before joining the Tisch Center, Dr. Hanson was a partner with PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, which he joined in 1989.  Dr. Hanson founded the hospitality, sports, convention and leisure practice and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of Appraisal Services.  Additionally, he served on the U.S. leadership committee and global financial advisory services management committee of PricewaterhouseCoopers.  Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming.  Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director because he brings a wide range of experience in consulting, research and investment banking in the hospitality industry to the Board.  He also brings an academic perspective on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business.  Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

David S. Kay.  Mr. Kay has been a member of the Board since the completion of our IPO in February 2011.  Mr. Kay has worked in finance, accounting and business planning and strategy for more than 20 years and has been involved with REITs for over 13 years.  He is the Chief Investment Officer and Chief Financial Officer of Capital Automotive Real Estate Services, Inc., whose predecessor, Capital Automotive REIT, he co-founded in 1997 and took public in 1998.  Mr. Kay served as Senior Vice President, Chief Financial Officer and Treasurer for Capital Automotive until it was taken private in a nearly $4 billion privatization transaction in 2005.  Prior to founding Capital Automotive, Mr. Kay worked at the public accounting firm of Arthur Andersen LLP in Washington, D.C. for approximately ten years.  While at Arthur Andersen, Mr. Kay provided consulting services to clients regarding mergers and acquisitions, business planning and strategy and equity financing.  He has experience with capital formation projects, roll-up transactions and IPOs for companies in various industries.  Mr. Kay is a member of James Madison University’s College of Business Executive Advisory Council and is a Certified Public Accountant.  Mr. Kay received a B.B.A., with a concentration in accounting, from James Madison University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director because of his financial and auditing experience specific to the REIT industry.  Mr. Kay worked in auditing for Arthur Andersen for ten years and is the Executive Vice President, Chief Financial Officer and Treasurer of Capital Automotive Real Estate Services, Inc., whose predecessor, Capital Automotive REIT, was a publicly traded REIT.  Mr. Kay also gained experienced with the issues facing new, publicly traded REITs at Capital Automotive.

Thomas W. Storey.  Mr. Storey has been a member of the Board since the completion of our IPO in February 2011.  Mr. Storey has worked in the hospitality industry for more than 25 years.  He is the Executive Vice President Business Strategy for Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 100 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, which Mr. Storey joined in 1999.  Having helped launch FRHI as a publicly traded company and its subsequent privatization, Mr. Storey is responsible for strategic planning and helping to identify new opportunities for FRHI that capitalize on improving business fundamentals.  Mr. Storey has held a series of progressive leadership positions with FRHI, including Executive Vice President, Development and Executive Vice President Business Development & Strategy, as well as President of Fairmont Hotels and Resorts.  Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners.  Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director because he provides the Board with strategic vision specific to the hospitality industry.  In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President Business Strategy of FRHI, where Mr. Storey has been instrumental in helping lead that company through various lodging cycles.  The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board as we grow.  The Board also expects Mr. Storey’s operations experience as President of Fairmont Hotels and Resorts to help him provide valuable insights to the Board.  Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Wayne W. Wielgus.  Mr. Wielgus has been a member of the Board since the completion of our IPO in February 2011.  Mr. Wielgus has worked in the hospitality industry for more than 30 years.  In August 2009, Mr. Wielgus founded International Advisor Group LLC, which advises several companies in the hospitality industry.  Before founding International Advisor Group, he served as Senior Vice President of Marketing of Celebrity and Azamara Cruises, two of Royal Caribbean Cruises Ltd.’s brands, from March 2008 until August 2009, where he was responsible for the two brands’ overall marketing efforts, including brand strategy and development, advertising, web marketing and research.  Mr. Wielgus served as Executive Vice President and Chief Marketing Officer of Choice Hotels International, Inc. from September 2004 until July 2007, after serving as that company’s Senior Vice President, Marketing from September 2000 to September 2004.  Prior to joining Choice Hotels, Mr. Wielgus held various positions with Best Western International, Inc., Trusthouse Forte PLC, InterContinental Hotels Corporation and Ramada Worldwide Inc.  Mr. Wielgus received a B.S. in Marketing from Fairfield University and an M.B.A. from the University of Memphis.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Wielgus should serve as a director because of his business, leadership and management experience, including expertise leading marketing strategy and initiatives for a company in the tourism industry, which is a significant part of our business.  Mr. Wielgus also gained similar experience specific to the hospitality industry in his role as Executive Vice President and Chief Marketing Officer of Choice Hotels International, Inc., one of the primary franchisors of our hotels.  Thus, Mr. Wielgus also brings to the Board insights from the perspective of hotel franchisors, which we expect to enhance our ability to maximize our brand strategy and franchisor relationships.  He currently acts as an outside consultant to companies in the hospitality industry, providing insight into issues our company faces.

The Board recommends that you vote “FOR” the election of each nominee for director named above.

EXECUTIVE OFFICERS

Our executive officers and their ages as of the Annual Meeting are as follows:

Name	Age	Position
Kerry W. Boekelheide	57	Executive Chairman of the Board
Daniel P. Hansen	43	President and Chief Executive Officer
Craig J. Aniszewski	49	Executive Vice President and Chief Operating Officer
Stuart J. Becker	50	Executive Vice President, Chief Financial Officer and Treasurer
Christopher R. Eng	41	Vice President, General Counsel and Secretary
JoLynn M. Sorum	54	Vice President, Controller and Chief Accounting Officer

Biographical information with respect to Messrs. Boekelheide and Hansen is set forth above under “Proposal No. 1:  Election of Directors.”

Craig J. Aniszewski.  Mr. Aniszewski has served as our Executive Vice President and Chief Operating Officer since our formation in June 2010.  Mr. Aniszewski joined The Summit Group in January 1997 as Vice President of Operations and Development.  He became the Executive Vice President and Chief Operating Officer of The Summit Group in 2007 and was a member of the Board of Managers of SHP LLC from January 2004 until February 2011.    Mr. Aniszewski joined The Summit Group following 13 years with Marriott International, Inc., where he held sales and operations positions in full-service convention and resort hotels.  During his career with Marriott, he also worked in the select-service sector, holding positions including the Director of Sales and General Manager for Residence Inn by Marriott and Courtyard by Marriott-branded hotels located in Florida, New York, Connecticut, Pennsylvania, Maryland and North Carolina.  Mr. Aniszewski received a B.S. degree in criminal justice with minors in business and psychology from the University of Dayton.

Stuart J. Becker.  Mr. Becker has served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in June 2010.  Mr. Becker joined Summit Green Tiger Investments, LLC (“Summit Green Tiger”), an affiliate of The Summit Group, in 2007 as an Executive Vice President and Secretary where he focused on acquisitions, capital allocation, debt placement and strategic analysis.  Prior to joining Summit Green Tiger, Mr. Becker served as a principal of McCarthy Group, Inc. and its subsidiary, McCarthy Capital, Inc. from 2005 to 2007.  McCarthy Group is a private equity company headquartered in Omaha, Nebraska, which focuses on diversified investments in growth companies.  Mr. Becker was responsible for managing deal flow, acquisitions, underwriting and investment oversight.  From 1984 until 2005, Mr. Becker was involved in finance and corporate banking for several regional and national banking firms, including First Interstate, First Bank (predecessor to US Bank) and most recently, First National Bank of Omaha, from 1997 to 2005, where he was Vice President for corporate banking, regional credit and syndications.  Mr. Becker received a B.S. degree in business management from the University of South Dakota and an M.B.A. from the University of Nebraska at Omaha.

Christopher R. Eng.  Mr. Eng has served as our Vice President, General Counsel and Secretary since our formation in June 2010.  Mr. Eng was appointed Vice President, General Counsel and Secretary of The Summit Group and SHP LLC in 2004.  Mr. Eng was responsible for The Summit Group’s legal affairs and for guiding its corporate compliance, focusing on real estate acquisitions and dispositions, franchise licensing, corporate insurance coverage, corporate governance and securities industry regulatory compliance.  Prior to joining The Summit Group, Mr. Eng was an Assistant Vice President and Trust Officer for The First National Bank in Sioux Falls.  Mr. Eng received B.A. degrees in history and English from Augustana College and a J.D. degree from the University of Denver College of Law.

JoLynn M. Sorum.  Ms. Sorum has served as our Vice President, Controller and Chief Accounting Officer since our formation in June 2010.  Ms. Sorum is responsible for accounting, REIT compliance, SEC reporting and internal control practices.  Ms. Sorum has been the Controller for The Summit Group since 1998 and for SHP LLC from January 2004 until February 2011.  Prior to joining The Summit Group, she worked for First Premier Bank as a Finance Officer for three years and for Western Bank as an Internal Auditor for seven years.  Ms. Sorum is a Certified Public Accountant a Chartered Global Management Accountant and currently serves on the board of directors of the South Dakota CPA Society.  Ms. Sorum received a B.S. degree in accounting from Huron University.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders.  A current copy of the Corporate Governance Guidelines can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.

Code of Business Conduct and Ethics

The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf.  A current copy of the Code of Business Conduct and Ethics can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.  Any waiver of the Code of Business Conduct and Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board committees.  We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE.  The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries.  The Board has determined that Dr. Hanson, Mr. Kay, Mr. Storey and Mr. Wielgus have no material relationship with us or our subsidiaries and, therefore, are independent under the applicable standards of the NYSE.  As a result, a majority of our directors are independent.  Mr. Boekelheide and Mr. Hansen serve as executive officers and are not considered independent under the applicable standards of the NYSE.

Committees of the Board

The Board has established three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

The members of these standing committees are appointed by and serve at the discretion of the Board.  Current copies of the charters for each of these committees can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.

Audit Committee

The members of the Audit Committee are Mr. Kay (Chairman), Dr. Hanson and Mr. Wielgus.  Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC.  The Board has determined that Mr. Kay is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.  Mr. Kay’s biographical description appears above.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.  The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.  Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee

The members of the Compensation Committee are Mr. Wielgus (Chairman), Mr. Kay and Mr. Storey.  The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE.  Each member of the Compensation Committee qualifies as an “outside director” as such term is defined under Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters.  The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers, administration and recommendations to the Board regarding our compensation and long-term incentive plans and production of the annual reports on executive compensation for inclusion in our Proxy Statements.  In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs.  The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Storey (Chairman), Dr. Hanson and Mr. Wielgus.  The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management, and monitoring compliance with our code of business conduct and ethics and policies with respect to conflicts of interest; periodically evaluating the appropriate size and composition of the Board, and recommending, as appropriate, increases, decreases and changes in the composition of the Board; and formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders.  In addition, this committee annually facilitates the assessment of the Board’s performance as a whole and of the individual directors and reports thereon to the Board.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in our best interest.  Currently, the Board believes that it is in our best interest to split these positions and that the Chairman of the Board should be designated as the Executive Chairman of the Board in accordance with our Bylaws.  The Board believes that this leadership structure is appropriate at this time.  In particular, the current leadership structure clarifies the individual roles and responsibilities of Mr. Boekelheide and Mr. Hansen and helps streamline decision making and enhance accountability.  As Executive Chairman of the Board, Mr. Boekelheide remains involved in key matters, including transactions, and continues to advise Mr. Hansen and our other executive officers.  Given Mr. Boekelheide’s in-depth knowledge of the issues, challenges and opportunities facing us, the Board believes that Mr. Boekelheide is in a position to ensure that the Board’s time and attention are focused on the most critical matters.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the Board designates an independent, non-employee director to serve as our Presiding Director.  The Presiding Director helps to facilitate free and open discussion and communication among the independent, non-employee directors and presides over executive sessions of the non-employee directors.  The duties of the Presiding Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.  Mr. Wielgus was appointed as the Presiding Director in May 2011.

Risk Management Oversight

The Board is actively involved in the oversight of risks that could affect our company.  This oversight is conducted primarily through the Audit Committee but also through the other committees of the Board, as appropriate.  The Board and its committees, including the Audit Committee satisfy this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Meetings and Attendance

Following the completion of our IPO in February 2011, the Board met three times in person and three times telephonically during 2011, the Audit Committee met three times in person and four times telephonically, the Compensation Committee met three times and the Nominating and Corporate Governance Committee met three times.  Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2011.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present.  Generally, these executive sessions follow regularly scheduled meetings of the Board.  The independent, non-employee directors met in executive session three times in 2011.  Mr. Wielgus, our Presiding Director, presided over these executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason.  In addition to considering incumbent directors, the Nominating and Corporate Governance Committee identifies director candidates based on recommendations from the directors, stockholders, management and others.  The Nominating and Corporate Governance Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.  No such firm was engaged in 2011.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members.  In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including:

•	whether the individual meets the requirements for independence;

•	the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s business environment;

•	the individual’s understanding of the Company’s businesses and markets;

•	the individual’s professional expertise and educational background; and

•	other factors that promote diversity of views and experience.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.  In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee will consider a broad range of factors when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.  The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder.  See “Other Information—Stockholder Proposals and Director Nominations for the 2013 Annual Meeting of Stockholders.”

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota 57105.  The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received.  All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Presiding Director.  Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee.  Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management.  Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend the Annual Meeting.  Our 2011 annual meeting of stockholders was conducted pursuant to written consent prior to the completion of our IPO.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Wielgus, Mr. Kay and Mr. Storey.  None of the members of the Compensation Committee is or has been one of our employees or officers.  None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

DIRECTOR COMPENSATION

Directors who are our employees do not receive compensation for their services as directors.  For 2011, we paid each of our non-employee directors an annual cash retainer of $50,000.  In addition, we paid the chairman of the Audit Committee, the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee an additional cash retainer of $12,500, $10,000 and $7,500, respectively.  Upon the completion of our IPO, each of our non-employee directors received a one-time equity grant under our 2011 Equity Compensation Plan consisting of 1,000 shares of our common stock, all of which were vested on the grant date.

For 2012, we will continue to pay an annual cash retainer of $50,000 to each non-employee director.  Further, for 2012, in order to better align our director compensation program with that of our peers, we are implementing the following changes with respect to our non-employee director compensation program:

•
We will begin to pay an annual committee membership fee to the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, with each member of the Audit Committee being paid $8,000, each member of the Compensation Committee being paid $6,000 and each member of the Nominating and Corporate Governance Committee being paid $4,000.

•
We will increase the annual cash retainer paid to the chairman of the Audit Committee, the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee, with the chairman of the Audit Committee being paid $16,000, the chairman of the Compensation Committee being paid $12,000 and the chairman of the Nominating and Corporate Governance Committee being paid $8,000.

•
We will increase the annual equity award from $15,000 to $30,000 per year.  Following the Annual Meeting, each non-employee director will receive an equity award consisting of shares of our common stock with an aggregate value of $30,000 (based upon the volume-weighted average price of our common stock on the NYSE for the ten trading days preceding the grant date).  These shares will be granted pursuant to our 2011 Equity Incentive Plan and will be fully vested on the grant date.

The changes to our non-employee director compensation program described above were approved by our Compensation Committee and the Board of Directors on April 25, 2012.  We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Bjorn R. L. Hanson	$50,000	$9,750	$59,750
David S. Kay	$62,500	$9,750	$72,250
Thomas W. Storey	$57,500	$9,750	$67,250
Wayne W. Wielgus	$60,000	$9,750	$69,750

(1)
All stock awards were granted on February 14, 2011 pursuant to our 2011 Equity Incentive Plan and were fully vested on the grant date.  The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based Payment, and reflects the grant date fair value of stock awards granted in 2011 for service in 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules.  For 2011, our named executive officers were Mr. Boekelheide, our Executive Chairman of the Board, Mr. Hansen, our President and Chief Executive Officer, Mr. Aniszewski, our Executive Vice President and Chief Operating Officer, Mr. Becker, our Executive Vice President, Chief Financial Officer and Treasurer, and Ryan A. Bertucci, our former Vice President of Acquisitions.  Effective as of April 6, 2012, Mr. Bertucci resigned from his position as our Vice President of Acquisitions.  Accordingly, Mr. Bertucci will not participate in our 2012 executive compensation program.

We completed our IPO in February 2011, at which time we entered into employment agreements with our named executive officers (see “—Employment Agreements” below).  The employment agreements establish the terms of our 2011 executive compensation program.  For 2011, our executive compensation program consisted of the following key elements:

•	annual base salaries;

•	annual cash bonus opportunities; and

•	equity awards

The employment agreements establishing the terms of our 2011 executive compensation program were approved by the Board prior to the completion of our IPO, at which time Mr. Boekelheide and Mr. Hansen served as our only directors.  In connection with our IPO, we appointed our independent directors and established the Compensation Committee effective immediately following completion of the IPO.  In May 2011, the Compensation Committee ratified the terms of the employment agreements with our named executive officers.

Objectives of Our Executive Compensation Program

Going forward for 2012 and future years, the principal objectives of our executive compensation program will be to:

•	align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	motivate our executives to manage our business to meet our near-, medium- and long-term objectives; and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•	be competitive with other lodging real estate investment trusts; and

•	encourage executives to achieve meaningful levels of ownership of our stock.

Role of the Compensation Committee and Management

The Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions.  The Compensation Committee’s primary responsibilities with respect to determining executive compensation are:

•	setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our 2011 Equity Incentive Plan;

•	verifying that performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation;

•	approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

•	granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers;

•	approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s), including the 2011 Equity Incentive Plan;

•	reviewing and approving annually the base salaries of our executive officers; and

•	conducting an annual review of all compensation plans.

The Compensation Committee reviews and considers the recommendations of Mr. Boekelheide, our Executive Chairman of the Board, and Mr. Hansen, our President and Chief Executive Officer, with respect to compensation decisions for all of our named executive officers.  The Compensation Committee makes all compensation decisions with regard to Mr. Boekelheide and Mr. Hansen.  The Compensation Committee believes it is valuable to consider the recommendations of Mr. Boekelheide and Mr. Hansen with respect to these matters because, given their knowledge of our operations and the day-to-day responsibilities of our executive officers, they are in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Compensation Processes

As noted above, substantially all of the decisions regarding our 2011 executive compensation program were made by Mr. Boekelheide and Mr. Hansen prior to the completion of our IPO.  In making executive compensation decisions, Mr. Boekelheide and Mr. Hansen sought to create a compensation program that was fair and reasonable from the perspective of our named executive officers and from the perspective of investors in our IPO.  Mr. Boekelheide and Mr. Hansen, with input from the underwriters of our IPO and others, relied upon their own judgment and industry experience in making executive compensation decisions for 2011.

For the development of our 2012 compensation program, the Compensation Committee retained FTI Consulting, Inc. (“FTI”) as its independent compensation consultant.  FTI provides us with advisory services only with respect to executive compensation, and works with management only at the request and under the direction of the Compensation Committee.  FTI reviewed the compensation components for our 2011 program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans. On April 25, 2012, the Compensation Committee approved the recommendations of FTI and established the terms of our 2012 executive compensation program.  See “—2012 Executive Compensation Program.”

Elements of 2011 Executive Compensation

Annual Base Salary.  Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executives’ careers.  The initial base salary for each executive officer is provided in the employment agreement between us and such officer, as described below under “—Employment Agreements,” subject to annual increases in the discretion of the Board or the Compensation Committee.  In determining base salary increases, the Compensation Committee considers each executive officer’s individual performance and business unit performance, as well as the company’s overall performance, market conditions and competitive salary information. For 2011, annual base salaries paid to our named executive officers were as follows: Mr. Boekelheide, $380,000; Mr. Hansen, $350,000; Mr. Aniszewski, $300,000; Mr. Becker, $250,000; and Mr. Bertucci, $225,000.

Annual Cash Bonus.  We intend to pay annual cash bonuses to our named executive officers in order to reward them for corporate and individual achievement for the year.  Each named executive officer’s target annual bonus is set forth in his employment agreement, as described below under “—Employment Agreements.”

For 2011, bonus opportunities for Mr. Boekelheide, Mr. Hansen and Mr. Aniszewski were contingent upon the attainment of a pre-determined corporate performance goal.  Mr. Boekelheide would have been paid $380,000 (100% of his base salary), Mr. Hansen would have been paid $350,000 (100% of his base salary) and Mr. Aniszewski would have been paid $225,000 (75% of his base salary) if hotel-level EBITDA for the year ended December 31, 2011 for the 65 hotels in our initial portfolio had been at least $52.5 million.  For 2011, bonus opportunities for Mr. Becker and Mr. Bertucci were discretionary based on the Compensation Committee’s assessment of corporate and individual performance.  If earned, Mr. Becker would have been paid a bonus of $125,000 (50% of his base salary) and Mr. Bertucci would have been paid a bonus of $110,000 (50% of his base salary).

With respect to the formulaic bonus opportunities for Mr. Boekelheide, Mr. Hansen and Mr. Aniszewski the bonus formula for 2011 represented an “all-or-nothing” cash bonus opportunity, under which the bonuses would have been paid out in full at the specified levels if hotel-level EBITDA for 2011 had met or exceeded the corporate performance goal and no bonuses would have been paid for hotel-level EBITDA beneath the hurdle.    For 2011, hotel-level EBITDA for the 65 hotels in our initial portfolio did not meet or exceed the budgeted hurdle and no cash bonuses were paid to Mr. Boekelheide, Mr. Hansen and Mr. Aniszewski.  In addition, based on the Compensation Committee’s assessment of corporate and individual performance, the Compensation Committee determined not to award any discretionary bonuses to Mr. Becker and Mr. Bertucci for 2011.

Initial Equity Awards.  Under the terms of their employment agreements, our named executive officers were eligible to receive initial equity awards upon the completion of our IPO.  On February 14, 2011, we granted stock options to our named executive officers under our 2011 Equity Incentive Plan.  The stock options have an exercise price of $9.75 and vest evenly over a five-year period beginning in February 2012 based on continued service.  We issued these stock options to reward the executives for successfully completing our IPO and formation transactions and to demonstrate to investors in our IPO and the capital markets the alignment of our executives’ interests with the interests of our stockholders.  The stock options granted to our named executive officers were as follows:

Name	Number of Shares Subject to Options	Grant Date Fair Value of Options	Annualized Grant Date Fair Value of Options
Kerry W. Boekelheide	376,000	$1,309,087	$261,817
Daniel P. Hansen	235,000	$818,180	$163,636
Craig J. Aniszewski	235,000	$818,180	$163,636
Stuart J. Becker	47,000	$163,636	$32,727
Ryan A. Bertucci	47,000	$163,636	$32,727

The stock option awards will only deliver value to our named executive officers to the extent our stock price appreciates above the exercise price of $9.75 and remains at a level above $9.75 upon the vesting of the awards.

Effective April 6, 2012, Mr. Bertucci resigned his position as our Vice of President of Acquisitions, and he forfeited 37,600 stock options.  Mr. Bertucci may exercise 9,400 stock options on or before July 5, 2012.  These options will be forfeited if they are not exercised on or before July 5, 2012.

2012 Executive Compensation Program

On April 25, 2012, the Compensation Committee approved the elements of the 2012 executive compensation program.  The key elements of the program are annual base salary, a cash bonus opportunity in the form of an incentive award made pursuant to the Company’s 2011 Equity Incentive Plan and equity incentives in the form of both time-based and performance-based stock awards granted pursuant to the Company’s 2011 Equity Incentive Plan.

Annual Base Salary.  For 2012, no adjustments have been made to the base salaries paid to our named executive officers in 2011.  Accordingly, 2012 base salaries for our named executive officers remain as follows:  Mr. Boekelheide, $380,000; Mr. Hansen, $350,000; Mr. Aniszewski, $300,000; and Mr. Becker, $250,000.

Incentive Awards.  The Compensation Committee approved incentive awards that provide the named executive officers an opportunity to earn additional cash compensation based on our achievement of a company-specific performance goal and the executive’s achievement of individual-specific performance goals. As more fully described below, incentive awards that are earned will be settled in cash during the first quarter of 2013.  On April 25, 2012, the Company entered into incentive award agreements with each of the named executive officers setting forth the terms and conditions of the incentive awards.

Under the incentive award agreements, the executives will be entitled to cash payments based on the extent to which the Company and the executives achieve Company-specific and individual-specific performance objectives.  The Compensation Committee will evaluate performance and the incentive award will be earned based on the Company achieving threshold, target and maximum levels of Adjusted Funds from Operations (“AFFO”) per share for 2012 (the “AFFO Component”) and based on the executive officer achieving certain individual-specific performance objectives (the “Individual Performance Component”).

For purposes of the AFFO Component, “AFFO” will be calculated as the Company’s net income or loss as set forth in the Company’s audited financial statements for the year ended December 31, 2012, excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise royalty fees), as further adjusted to exclude hotel transaction and pursuit costs and such other items, including nonrecurring expenses, as the Compensation Committee determines is appropriate and consistent with the purpose and intent of the incentive awards.

The Compensation Committee has determined that the primary component of the overall incentive award for each named executive officer will be based on corporate performance as measured by the level of AFFO per share generated by the Company during 2012.  The named executive officers will earn the target payout under the AFFO Component if the Company’s actual 2012 AFFO per share is at least 100% of the budgeted amount of 2012 AFFO.  Threshold performance will be achieved if the Company’s actual 2012 AFFO per share is at least 90% of the budgeted amount of 2012 AFFO, and maximum performance will be achieved if the Company’s actual 2012 AFFO per share is at least 110% of the budgeted amount of 2012 AFFO. If any transactions occur, the impact of the transaction on actual 2012 AFFO per share will be evaluated by the Compensation Committee and, in the Compensation Committee’s discretion, an appropriate adjustment may be made to the threshold, target and maximum levels of AFFO per share to give effect to the impact of the transaction. No amount will be paid under the AFFO Component if the threshold level of performance is not achieved.

The following table depicts the payout under the AFFO Component that each executive may earn, measured as a percentage of the executive’s 2012 base salary, and assumes achievement by the Company of the AFFO component at the threshold, target and maximum levels:

Amounts Payable Based Upon Achievement of AFFO Component
(as a Percentage of 2012 Base Salary)

Named Executive Officer	Threshold (90% of budgeted AFFO per share)	Target (100% of budgeted AFFO per share)	Maximum (110% of budgeted AFFO per share)
Kerry W. Boekelheide, Executive Chairman of the Board	50%	75%	100%
Daniel P. Hansen, President and Chief Executive Officer	50%	75%	100%
Craig J. Aniszewski, Chief Operating Officer	37.5%	56.25%	75%
Stuart J. Becker, Chief Financial Officer	37.5%	56.25%	75%

No additional amounts will be paid under the AFFO Component of the incentive award if the Company’s actual 2012 AFFO per share is greater than 110% of the budgeted amount.

In addition to the AFFO Component, the Compensation Committee believes that individual performance should play a role in the cash compensation payable to each executive officer.  Accordingly, the Compensation Committee has determined that each named executive officer will have the opportunity to earn a cash payment based on the executive’s individual performance during 2012, with the maximum amount of the cash payment that may be earned under the Individual Performance Component of the incentive award to be equal to 25% of each executive’s target incentive award under the AFFO Component as indicated above.

The amount, if any, earned under the Individual Performance Component will be determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s evaluation and assessment of the Participant’s contributions to the Company during 2012.  In making its determination, the Compensation Committee will consider such factors as it determines to be appropriate or relevant and the factors that the Committee may consider include, but are not limited to, (i) the extent to which any individual performance goals approved by the Compensation Committee for the executive have been achieved, (ii) the extent to which operational goals for the Company have been achieved, (iii) the performance of Company functions over which the executive has operational or overall responsibility, (iv) the executive’s contributions to monitoring and expanding internal programs in support of the Company’s strategic plan and its hotel portfolio, (v) the executive’s contributions in evaluating and executing on renovation and repositioning opportunities with respect to the Company’s hotels and (vi) the executive’s contributions in expanding investor and industry relationships.

In determining whether the Individual Performance Component has been earned, the Compensation Committee will not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considers to be value-added quantitative and qualitative goals in furtherance of the Company’s compensation principles.  No executive officer is guaranteed an award under the Individual Performance Component and, if performance is unsatisfactory, no amounts will be paid under the Individual Performance Component.

Except as discussed below, in order to receive payment under the AFFO Component or the Individual Performance Component, a named executive officer must be employed by the Company on the date payment is made.  The named executive officers will be entitled to receive (i) the pro rata amount of the AFFO Component, if any, and (ii) the amount, if any, of the Individual Performance Component the Compensation Committee may determine is earned if the executive’s employment with the Company terminates or is terminated before December 31, 2012 on account of death or disability or on account of a termination without cause or a voluntary termination for good reason.

In addition, no payment will be made under any component of the incentive award until the Compensation Committee determines the amount that has been earned.  Any amount determined by the Compensation Committee to be payable under the incentive award will be paid as soon as practicable after the Compensation Committee’s determination of the amount to be paid.  The Compensation Committee will make the determination, and the payment, if any, will be made, on or before March 15, 2013.  Any amount payable under the incentive awards will be paid in a single cash payment, which will be reduced by applicable income and employment tax withholdings.

Equity Incentives: Time-Based Stock Awards.  The Compensation Committee approved time-based stock awards under the Company’s 2011 Equity Incentive Plan as follows:

•
Mr. Boekelheide, 36,632 shares (aggregate grant date fair value of approximately $285,000, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date);

•
Mr. Hansen, 33,740 shares (aggregate grant date fair value of approximately $262,500, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date);

•
Mr. Aniszewski, 21,690 shares (aggregate grant date fair value of approximately $168,750, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date); and

•
Mr. Becker, 18,075 shares (aggregate grant date fair value of approximately $140,625, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date).

The shares covered by the time-based stock awards were granted to the named executive officers on April 25, 2012.  On April 25, 2012, the Company entered into stock award agreements with the named executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements provide for vesting over a three year period as follows: 25% of the shares of common stock covered by the time-based stock award vest on December 31, 2012; 25% of the shares of common stock covered by the time-based stock award vest on December 31, 2013; and 50% of the shares of common stock covered by the time-based stock award vest on December 31, 2014.

Except as described below, no shares of common stock covered by a time-based stock award will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date.  However, all of the shares of common stock covered by a time-based stock award (if not sooner vested) will vest on a “control change date” (as defined in the 2011 Equity Incentive Plan) if the executive remains in the continuous employ of the Company from the date of grant until the control change date.  In addition, all of the shares of common stock covered by a time-based stock award (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of death or disability or on account of a termination without cause or a voluntary termination for good reason.

Any shares of common stock covered by a time-based stock award that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates or is terminated for any reason.  On and after the date of grant and prior to forfeiture of any shares covered by a time-based stock award, the executive will have the right to vote the shares of common stock covered by a time-based stock award and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

Equity Incentives: Performance-Based Stock Awards.  In addition, on April 25, 2012, the Compensation Committee approved performance-based stock awards under the Company’s 2011 Plan as follows:

•
Mr. Boekelheide, 27,474 shares (aggregate grant date fair value of approximately $213,750, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date);

•
Mr. Hansen, 25,305 shares (aggregate grant date fair value of approximately $196,875, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date);

•
Mr. Aniszewski, 16,267 shares (aggregate grant date fair value of approximately $126,563, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date); and

•
Mr. Becker, 13,556 shares (aggregate grant date fair value of approximately $105,469, based upon the volume-weighted average of price of shares of  our common stock on the NYSE for the ten trading days preceding the grant date).

The shares of common stock covered by the performance-based stock awards were granted to the named executive officers on April 25, 2012.  On April 25, 2012, the Company entered into stock award agreements with the named executive officers setting forth the terms and conditions of the performance-based stock awards. The stock award agreements provide for vesting based on the attainment of certain performance goals.  Pursuant to each stock award agreement:

•
one-third of the shares of common stock covered by a performance-based stock award will vest on January 1, 2013 if the Company’s total stockholder return (“TSR”) for the one-year period commencing January 1, 2012 and ending December 31, 2012 equals or exceeds the return for the SNL U.S. Lodging REIT Index (the “Index”) for the comparable period;

•
one-third of the shares of common stock covered by a performance-based stock award will vest on January 1, 2014 if the Company’s TSR for the one-year period commencing January 1, 2013 and ending December 31, 2013 equals or exceeds the return for the Index for the comparable period;

•
one-third of the shares of common stock covered by a performance-based stock award will vest on January 1, 2015 if the Company’s TSR for the one-year period commencing January 1, 2014 and ending December 31, 2014 equals or exceeds the return for the Index for the comparable period;

•
two-thirds of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on January 1, 2014 if the Company’s two-year cumulative TSR for the two-year period commencing January 1, 2012 and ending December 31, 2013 equals or exceeds the total return for the Index for the comparable period;

•
all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on January 1, 2015 if the Company’s three-year cumulative TSR for the three-year period commencing January 1, 2012 and ending December 31, 2014 equals or exceeds the total return for the Index for the comparable period;

•
in the event of a Change in Control (as defined in the 2011 Equity Incentive Plan), all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on the control change date if the Company’s TSR (based on the change in control price) for the period that begins on January 1st of the year in which the control change date occurs and ends on the control change date equals or exceeds the total return for the comparable period; and

•
all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on the date that the executive’s employment is terminated on account of the executive’s death, disability, termination without cause or voluntary termination for good reason.

If the total return for the Index and the Company’s TSR or Change in Control TSR are both negative for any performance measurement period, the shares of common stock covered by the performance-based stock award and subject to vesting for such performance measurement period will vest if the Company’s negative TSR or the Company’s negative Change in Control TSR, as applicable, is less than the Index’s negative total return.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated on the same basis and use the same methodology used by SNL Financial LC to calculate the total return for the Index.  No shares of common stock covered by a performance-based stock award will vest unless the Compensation Committee determines that the applicable performance condition has been satisfied.

No shares of common stock covered by a performance-based stock award will vest unless the executive remains in the continuous employ of the Company from the date of grant until the date the shares vest as described above, including termination of the executive’s employment with the Company on account of the executive’s death or disability or on account of a termination without cause or a voluntary termination for good reason.

Any shares of common stock covered by a performance-based stock award that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates or is terminated for any reason.  All shares of common stock covered by a performance-based stock award that have not vested on or before January 1, 2015, in accordance with the terms of the stock award agreement, will be forfeited.

On and after the date of grant and prior to forfeiture of any shares of common stock covered by a performance-based stock award, the executive will have the right to vote the shares.  However, prior to vesting any dividends or distributions on the non-vested shares (other than dividends or distributions paid in the form of additional shares of common stock) will be accumulated but will not be paid to the executive during the applicable performance period. Any accumulated and unpaid dividends or other distributions on the shares of common stock covered by a performance-based stock award will be paid to the executive on the date the shares have vested in accordance with the stock award agreement.  Any additional shares of common stock distributed as a dividend on the shares of common stock covered by a performance-based stock award will be subject to the same vesting conditions and transferability restrictions as the shares of common stock covered by the performance-based stock award and will be subject to risk of forfeiture.

2011 Equity Incentive Plan

We have adopted the 2011 Equity Incentive Plan, which became effective immediately prior to the completion of our IPO.  This plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, stock appreciation rights, LTIP units, dividend equivalents, restricted stock units and other stock-based awards.  We have reserved a total of 2,318,290 shares of our common stock for issuance pursuant to the 2011 Equity Incentive Plan, subject to certain adjustments as set forth in the plan.  As of April 26, 2012, 196,739 shares of our common stock had been granted under the plan, 902,400 shares of our common stock were issuable pursuant to stock options granted under the plan and 1,219,151 shares of our common stock remained available for future grants under the plan.

Other Benefits; 401(k) Plan

 We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers.  We also provide personal paid time off and other paid holidays to all employees, including the named executive officers.  We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.  The employment agreements with Mr. Boekelheide, Mr. Hansen and Mr. Aniszewski provide that if the executive loses the supplemental health benefit provided to him by The Summit Group, we will establish, if permitted by applicable law, a medical reimbursement plan providing the same level of supplemental health benefits. As of the date of this Proxy Statement, no such medical reimbursement plan has been established.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees.  We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s tax-deferred contributions and 50.0% of up to 2% of the participant’s additional contributions.  In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board has approved and we have entered into employment agreements with each of our executive officers.  The employment agreements are described in more detail under “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments.  The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights.  Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation.  The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals.  Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

FASB ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards.  Grants of equity awards under our 2011 Equity Incentive Plan will be accounted for under FASB ASC Topic 718.  The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs.  As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Considerations in our Executive Compensation Program

In March 2011, the Compensation Committee assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.  As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangement. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.  Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Base Salary ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

Kerry W. Boekelheide Executive Chairman of the Board	2011	323,330	1,309,087	—	1,632,417

Daniel P. Hansen President and Chief Executive Officer	2011	293,362	818,180	—	1,111,542

Craig J. Aniszewski Executive Vice President and Chief Operating Officer	2011	251,054	818,180	—	1,069,234

Stuart J. Becker Executive Vice President, Chief Financial Officer and Treasurer	2011	206,000	163,636	—	369,636

Ryan A. Bertucci(3) Vice President of Acquisitions	2011	180,615	163,636	—	344,251

(1)
Amounts in this column represent each named executive officer’s annual base salary for 2011, prorated to reflect partial year service beginning on February 14, 2011, the completion date of our IPO, and ending on December 31, 2011.

(2)
Amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options granted to our named executive officers under our 2011 Equity Incentive Plan.  These options were granted upon completion of our IPO in February 2011.  For more information regarding the assumptions made by us in the valuation of these stock options, see Note 16 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  The stock option awards will only deliver value to our named executive officers to the extent our stock price appreciates above the exercise price of $9.75 and remains at a level above $9.75 upon the vesting of the awards.  During 2011, the named executive officers did not exercise any stock options that we granted to them upon completion of our IPO in February 2011.

(3)
On April 6, 2012, Mr. Bertucci resigned from his position as our Vice President of Acquisitions.  In connection with his resignation, Mr. Bertucci was entitled to receive any compensation that had been earned but unpaid as of the effective date of his resignation and any benefits due to him under the terms of the employee benefit plans maintained by us and under the terms of an option award agreement that we entered into with Mr. Bertucci in February 2011.  No other benefits or amounts are owed to Mr. Bertucci on account of his resignation.

Grants of Plan-Based Awards

The table below sets forth information with respect to plan-based awards granted in 2011 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold	Target ($)(1)	Maximum
Kerry W. Boekelheide	2/14/11 2/14/11	— —	— 380,000	— —	376,000 —	9.75 —	1,309,087 —
Daniel P. Hansen	2/14/11 2/14/11	— —	— 350,000	— —	235,000 —	9.75 —	818,180 —
Craig J. Aniszewski	2/14/11 2/14/11	— —	— 225,000	— —	235,000 —	9.75 —	818,180 —
Stuart J. Becker	2/14/11	N/A	N/A	N/A	47,000	9.75	163,636
Ryan A. Bertucci	2/14/11	N/A	N/A	N/A	47,000	9.75	163,636

(1)
Amounts in this column reflect performance-based cash bonus opportunities for 2011 for Messrs. Boekelheide, Hansen and Aniszewski.  These bonus opportunities were provided pursuant to the terms of their employment agreements.  The cash bonuses were payable upon the attainment of pre-determined corporate performance goal, specifically attainment of property-level EBITDA of $52.5 million for the 65 hotels acquired upon completion of our IPO and our formation transactions.  The in-place bonus formula for 2011 represents an “all-or-nothing” cash bonus opportunity, under which the bonuses were to have been paid out in full at the specified levels if property-level EBITDA had met or exceeded the budgeted $52.5 million hurdle and no bonuses were to have been paid for property-level EBITDA beneath the $52.5 million hurdle.  For 2011, property-level EBITDA for the 65 hotels in our initial portfolio did not meet or exceed the budgeted $52.5 million hurdle and no cash bonuses were paid to Messrs. Boekelheide, Hansen and Aniszewski.

(2)
Represents stock options granted to our named executive officers pursuant to our 2011 Equity Incentive Plan upon completion of our IPO.  These stock options have an exercise price of $9.75 per share (the per-share IPO price of our common stock), vest ratably over a five-year period beginning on February 14, 2012.

(3)
Represents the aggregate grant date fair value of the stock options granted to our named executive officers upon completion of our IPO.  The amount has been computed in accordance with FASB ASC Topic 718.  For more information regarding our assumptions made in the valuation of these stock options, see Note 16 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Discussion and Analysis.”  The terms of employment agreements that we have entered into with our executive officers are described below under “—Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date (3)
Kerry W. Boekelheide	—	376,000	9.75	2/13/21
Daniel P. Hansen	—	235,000	9.75	2/13/21
Craig J. Aniszewski	—	235,000	9.75	2/13/21
Stuart J. Becker	—	47,000	9.75	2/13/21
Ryan A. Bertucci	—	47,000	9.75	2/13/21

(1)
The awarded options were granted on February 14, 2011 and vest ratably on the first five anniversaries of the date of grant, beginning on February 14, 2012.  On February 14, 2012, the first vesting date occurred and options to acquire an aggregate of 188,000 shares of common stock became exercisable.  On April 6, 2012, Mr. Bertucci forfeited 37,600 stock options and will forfeit 9,400 stock options on July 5, 2012 if such stock options are not exercised on or before July 5, 2012.

(2)	The exercise price of each option equals the per-share IPO price of the shares.

(3)	The option expires on the day before the tenth anniversary of the date of grant.

Option Exercises

During 2011, the named executive officers did not exercise any stock options that we granted to them upon completion of our IPO in February 2011.

Employment Agreements

We entered into employment agreements, effective as of February 14, 2011, with Mr. Boekelheide, Mr. Hansen, Mr. Aniszewski, Mr. Becker and Mr. Bertucci.  We entered into a revised employment agreement, effective as of February 14, 2012, with Mr. Bertucci.  As noted elsewhere, Mr. Bertucci resigned from his position as our Vice President of Acquisitions on April 6, 2012.  We believe that the terms of these employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.  The following is a summary of the material terms of the agreements.

The employment agreements (other than the employment agreement with Mr. Bertucci) have a term of three years.  The revised employment agreement with Mr. Bertucci has a term of six months.  Each employment agreement (other than the employment agreement with Mr. Bertucci) provides for automatic one-year extensions thereafter, unless either party provides at least three months’ notice of non-renewal.  The employment agreement with Mr. Bertucci provides for automatic six-month extensions, unless either party provides at least thirty days’ notice of non-renewal.  The employment agreements require each executive officer to devote substantially all of his business time to our affairs.

The employment agreements provide for:

•
an initial annual base salary of $380,000 for Mr. Boekelheide, $350,000 for Mr. Hansen, $300,000 for Mr. Aniszewski, $250,000 for Mr. Becker and $220,000 for Mr. Bertucci, subject to further increases on an annual basis in the discretion of the Board or the Compensation Committee;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by the Board or the Compensation Committee;

•	participation in our 2011 Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to our senior executives; and

•	medical and other group welfare plan coverage provided to our senior executives.

The employment agreements provide each executive with a target annual cash performance bonus equal to a percentage of the executive’s then-current base salary.  Mr. Boekelheide’s target annual bonus is an amount up to or equal to 100% of his base salary.  Mr. Hansen’s target annual bonus is an amount up to or equal to 100% of base salary.  Mr. Aniszewski’s target annual bonus is an amount up to or equal to 75% of his base salary.  Mr. Becker’s target annual bonus is an amount up to or equal to 50% of his base salary.  Mr. Bertucci’s target annual bonus is an amount up to or equal to 50% of his base salary.

The employment agreements with Mr. Boekelheide, Mr. Hansen and Mr. Aniszewski provide that if the executive loses the supplemental health benefit provided to him by The Summit Group, we will establish, if permitted by applicable law, a medical reimbursement plan providing the same level of supplemental health benefits.

The employment agreements provide that, in the event the executive’s employment with us ends on account of a “termination without cause” or a “voluntary termination for good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
all outstanding options, shares of restricted stock and other equity awards will be vested and exercisable as of the termination date and outstanding options, stock appreciation rights and similar equity awards will remain exercisable until their stated expiration date as if the executive’s employment had not terminated;

•	the executive will be paid, in a single lump sum, an amount equal to the product of the “severance multiple” (as defined below), and his then-current base salary;

•
the executive will be paid, in a single lump sum, an amount equal to the product of the severance multiple, and the greater of the highest annual bonus paid to him for the three fiscal years ended immediately before the termination date and 100% of his then-current base salary;

•	the executive will be paid, in a single lump sum, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination;

•
the executive will be paid, in a single lump sum, an amount equal to the product of the severance multiple and the annual premium or cost paid by us for health, dental and vision insurance coverage for the executive and his eligible dependents in effect on the termination date;

•
the executive will be paid, in a single lump sum, an amount equal to the product of the severance multiple and the annual premium or cost paid by us for disability and life insurance coverage for the executive in effect on the termination date.

The “severance multiple” is three times for Mr. Boekelheide and Mr. Hansen, one and one-half times for Mr. Aniszewski and Mr. Becker and one time for Mr. Bertucci.  The severance multiple is two times for Mr. Aniszewski, Mr. Becker and Mr. Bertucci in the event the executive’s employment is with us ends on account of a termination without cause or a voluntary termination for good reason in connection with a change in control.

The employment agreements do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Internal Revenue Code.  Instead, the employment agreements provide that the severance and any other payments or benefits that are treated as parachute payments under the Internal Revenue Code will be reduced to the maximum amount that can be paid without an excise tax liability.  The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive).

Each employment agreement also provides that in the event the executive’s employment is terminated for any reason other than a termination by us without cause or by the executive for good reason, including upon the executive’s death or disability, the executive is entitled to receive a standard termination benefit, which consists of the executive’s earned but unpaid compensation up to the termination date and any benefits due under the terms of our employee benefit plans.

The employment agreements also contain standard confidentiality provisions and non-competition provisions.

Effective as of April 6, 2012, Mr. Bertucci resigned his position as our Vice President of Acquisitions.  Under his employment agreement, he was entitled to receive standard termination benefits, which consisted of the executive’s earned but unpaid compensation up to the termination date and any benefits due under the terms of our employee benefit plans and any option, restricted stock or similar equity awards.  Except for the standard termination benefits, Mr. Bertucci was not entitled to receive any other compensation after the date of termination on account of his resignation.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing employment agreement upon termination of such executive’s employment in certain circumstances.  The amounts shown assume that such termination was effective as of December 31, 2011, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.  In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreements.  Effective as of April 6, 2012, Mr. Bertucci was no longer employed by us.  On such date, Mr. Bertucci voluntarily terminated his employment without good reason.

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control)	Death or Disability(1)
Kerry W. Boekelheide
Cash Severance Payment(2)	$2,280,000	$2,280,000	—
Medical/Welfare Benefits(3)	$28,070	$28,070	—
Acceleration of Equity Awards(4)	—	—	—
Total(5)	$2,308,070	$2,308,070	—
Daniel P. Hansen
Cash Severance Payment(2)	$2,100,000	$2,100,000	—
Medical/Welfare Benefits(3)	$23,989	$23,989	—
Acceleration of Equity Awards(4)	—	—	—
Total(5)	$2,123,989	$2,123,989	—
Craig J. Aniszewski
Cash Severance Payment(2)	$787,750	$1,050,000	—
Medical/Welfare Benefits(3)	$13,205	$17,607	—
Acceleration of Equity Awards(4)	—	—	—
Total(5)	$800,955	$1,067,607	—
Stuart J. Becker
Cash Severance Payment(2)	$562,500	$750,000	—
Medical/Welfare Benefits(3)	$5,185	$6,914	—
Acceleration of Equity Awards(4)	—	—	—
Total(5)	$567,685	$756,914	—
Ryan A. Bertucci
Cash Severance Payment(2)	$330,000	$660,000	—
Medical/Welfare Benefits(3)	$1,340	$2,680	—
Acceleration of Equity Awards(4)	—	—	—
Total(5)	$331,340	$662,680	—

(1)
A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans.  In addition, outstanding options immediately vest upon the executive officer’s termination of employment due to death or disability.

(2)
The amounts shown in this row do not include any accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan.  Those amounts are payable to our named executive officers upon any termination of their employment, including a termination with cause and a voluntary termination without good reason.

(3)
The amounts shown in this row are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by us for health care, life and disability insurance and other benefits expected to be provided to each executive officer.

(4)
In the event of a change in control, the stock options granted by us to our named executive officers would generally become fully vested regardless of whether the executive’s employment is terminated.  In accordance with SEC guidance, the value of each option that is accelerated upon the triggering events shown in this table is equal to the spread between the exercise price and the per-share market price of the Company’s common stock on December 30, 2011.  On that date, the per-share market price of the Company’s common stock was less than the exercise price of each option.  Accordingly, no amount has been shown in the table for the accelerated vesting of these stock options.

(5)
The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code.  The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability.  The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive).  The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company.  Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Compensation Committee of the Board:

Wayne W. Wielgus (Chair)
David S. Kay
Thomas W. Storey

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee Charter.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.  In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit.  The Audit Committee met four times in 2011 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP (“KPMG”) is in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate.  The Board has identified David S. Kay as the “audit committee financial expert” within the meaning of the SEC rules.

Audit Committee of the Board:

David S. Kay (Chair)
Bjorn R. L. Hanson
Wayne W. Wielgus

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF KPMG

The Audit Committee of the Board has selected the accounting firm of KPMG to serve as our independent registered public accountants for the year ending December 31, 2012, and the Board is asking stockholders to ratify this appointment.  Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG for ratification by stockholders as a matter of good corporate practice.  KPMG has served as the Company’s independent registered public accountants since the Company’s formation in June 2010.

The Board recommends that you vote FOR Proposal No. 2.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the year ended December 31, 2011:

Year Ended December 31, 2011
Audit Fees	$772,160
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$772,160

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee.  The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  All of the fees paid to KPMG that are described above were approved by the Board.

We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG’s independence from management and the Company.

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 3:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.  The Board and the Compensation Committee value the opinions of the Company’s stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The Company’s primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders.

As described in more detail under “Compensation Discussion and Analysis,” our compensation program for our senior executives is designed to achieve this objective by rewarding performance and encouraging actions that drive success in our business objectives.

The Board recommends that you vote FOR Proposal No. 3.

PROPOSAL NO. 4:
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution to request that our stockholders recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of our named executive officers (that is, a vote similar to the advisory and non-binding vote in Proposal No. 3 of this Proxy Statement) should occur every one, two or three years.

Accordingly, you may cast your advisory and non-binding vote on your preferred voting frequency by choosing one year, two years, three years or abstain from voting when you vote in response to the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the voting choice of once every three years, once every two years, or once every year that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by stockholders on an advisory basis for the Company to hold a non-binding vote to approve the compensation of the named executive officers.”

The frequency of one year, two years or three years that receives the highest number of votes of all the votes cast will be the frequency for the advisory and non-binding vote regarding executive compensation that has been selected by stockholders.  However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide, after taking into account the outcome of the vote, that it is in the best interests of the Company’s stockholders and the Company to hold an advisory and non-binding vote regarding executive compensation more or less frequently than the frequency selected by stockholders.

The Board recommends that you vote 1 YEAR as the frequency for future advisory votes on the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock, as of April 16, 2012, for each stockholder that is known by us to be the beneficial owner of more than five percent of our common stock based upon filings made with the SEC.  The percentages shown in this table are calculated as of that date.  On April 16, 2012, there were a total of 30,543,894 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
The Vanguard Group, Inc.(2)	2,757,130	9.0%
Prudential Financial, Inc.(3)	2,402,690	7.9%
Ameriprise Financial, Inc.(4)	1,883,516	6.2%
Columbia Wanger Asset Management, LLC(5)	1,632,000	5.3%
Vanguard Specialized Funds(6)	1,516,149	5.0%

(1)
The number of shares of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  The number of shares held by the stockholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.

(2)
The number of shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”).  Vanguard has sole voting power over 33,085 shares, sole dispositive power over 2,724,045 shares and shared dispositive power over 33,085 shares.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 33,085 shares as a result of its serving as investment manager of collective trust accounts.  VFTC directs the voting of these shares.  Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(3)
The number of shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 13, 2012 by Prudential Financial, Inc. (“Prudential”).  Prudential has sole voting power over 10,100 shares, sole dispositive power over 2,392,590 shares and shared dispositive power over 129,831 shares.  According to a Schedule 13G filed with the SEC on February 14, 2012 by Jennison Associates LLC (“Jennison”), Prudential indirectly owns 100% of the equity interests of Jennison, which has sole voting and shared dispositive power over 2,385,890 of these shares.  Jennison has its principal business office at 466 Lexington Avenue, New York, NY 10017.

(4)
The number of shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 13, 2012 by Ameriprise Financial, Inc. (“Ameriprise”).  Ameriprise has shared voting power over 1,327,255 shares and shared dispositive power over 1,883,516 shares.  Ameriprise is the parent holding company of Columbia Management Investment Advisers, LLC (“CMIA”), which has shared voting power over 1,327,255 shares and shared dispositive power over 1,883,516 shares.  Ameriprise has its principal business office at 145 Ameriprise Financial Center, Minneapolis, MN 55474, and CMIA has its principal business office at 225 Franklin St., Boston, MA 02110.  Each of Ameriprise and CMIA disclaims beneficial ownership of these shares.

(5)
The number of shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 10, 2012 by Columbia Wanger Asset Management, LLC (“Columbia Wanger”).  Columbia Wanger has sole voting power over 1,522,000 shares and sole dispositive power over 1,632,000 shares.  The shares held by Columbia Wagner include shares, which represented 5.4% of the Company’s common stock as of February 10, 2012, held by Columbia Acorn Trust, which is advised by Columbia Wagner.  Columbia Wanger has its principal business office at 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(6)
The number of shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 27, 2012 by Vanguard Specialized Funds (“VSF”).  VSF has sole voting power over 1,516,149 shares.  VSF has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock and common units of limited partnership in our operating partnership, Summit Hotel OP, LP, as of April 16, 2012, for each of our named executive officers, each of our director/nominees and all of our executive officers and directors as a group.  Common units in our operating partnership may be redeemed, beginning on February 14, 2012, for cash or, at our election, shares of our common stock on a one-for-one basis.

Name of Beneficial Owner(1)	Number of Shares and Units Beneficially Owned	Percentage of All Shares(2)	Percentage of All Shares and Units(3)
Kerry W. Boekelheide(4)(8)	1,593,079	5.2%	4.3%
Daniel P. Hansen(5)(8)	72,000	*	*
Craig J. Aniszewski(6)(8)	53,523	*	*
Stuart J. Becker(7)(8)	11,900	*	*
Bjorn R. L. Hanson	1,500	*	*
David S. Kay	3,500	*	*
Thomas W. Storey	8,250	*	*
Wayne W. Wielgus	8,000	*	*
All directors and executive officers as a group(8)	1,752,952	5.7%	4.7%

*Represents less than one percent.

(1)
Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all of the shares and common units shown as beneficially owned by such person.  The address of each named person is c/o Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota 57105.

(2)
Based on 30,543,894 shares of our common stock issued and outstanding as of April 16, 2012.  The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of April 16, 2012 (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3)
Based on 37,378,000 shares of our common stock and common units issued and outstanding as of April 16, 2012.  The total number of shares of our common stock and common units outstanding used in calculating this percentage assumes that all shares and units that each person has the right to acquire within 60 days of April 16, 2012 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(4)
Includes:  (i) 17,000 shares of our common stock issuable upon redemption of common units held by a revocable trust, the trustee and sole beneficiary of which is Mr. Boekelheide; (ii) 1,183,993 shares of our common stock issuable upon redemption of common units held by The Summit Group, which is wholly owned and controlled by Mr. Boekelheide; (iii) an aggregate of 316,886 shares of our common stock issuable upon redemption of common units held by entities affiliated with Mr. Boekelheide other than The Summit Group, over which Mr. Boekelheide shares voting and investment power with individuals who are not affiliated with us; and (iv) 75,200 shares of our common stock issuable upon the exercise of stock options granted to Mr. Boekelheide upon completion of our IPO.

(5)	Includes 47,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Hansen upon completion of our IPO.

(6)
Includes:  (i) 4,105 shares of common stock issuable upon redemption of common units held by Mr. Aniszewski; and (ii) 47,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Aniszewski upon completion of our IPO.

(7)	Includes 9,400 shares of our common stock issuable upon the exercise of stock options granted to Mr. Becker upon completion of our IPO.

(8)
Excludes:  (i) 64,106 shares of our common stock granted on April 25, 2012, to Mr. Boekelheide pursuant to our 2011 Equity Incentive Plan; (ii) 59,045 shares of our common stock granted on April 25, 2012, to Mr. Hansen pursuant to our 2011 Equity Incentive Plan; (iii) 37,957 shares of our common stock granted on April 25, 2012, to Mr. Aniszewski pursuant to our 2011 Equity Incentive Plan; (iv) 31,631 shares of our common stock granted on April 25, 2012, to Mr. Becker pursuant to our 2011 Equity Incentive Plan.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K.  This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest.  A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.  The policy may deem certain interested transactions to be pre-approved.

Related Party Transactions

Mr. Boekelheide, our Executive Chairman, had a material interest in the formation transactions in connection with our IPO.  Prior to completion of the formation transactions, he held, directly and through his affiliates, ownership interests in SHP LLC and in Summit Group of Scottsdale, Arizona LLC (“Summit of Scottsdale”).  As part of the formation transactions, we acquired these ownership interests by issuing an aggregate of 1,527,879 common units of limited partnership interest in Summit Hotel OP, LP to Mr. Boekelheide and his affiliates.  Based on the initial public offering price of our common stock, the common units issued to Mr. Boekelheide and his affiliates had an aggregate value of approximately $14.8 million.

Mr. Boekelheide and his affiliates received an aggregate cash payment from SHP LLC in the amount of approximately $147,000 as a result SHP LLC’s payment of accrued and unpaid priority returns to its former Class A and Class A-1 members pursuant to the merger agreement between the Operating Partnership and SHP LLC.

In connection with the formation transactions, the Operating Partnership entered into a tax protection agreement with The Summit Group, pursuant to which The Summit Group guaranteed approximately $13.8 million of the Operating Partnership’s liabilities following completion of our IPO and the formation transactions.  If we fail to meet our obligations under the tax protection agreement, we may be required to reimburse The Summit Group for the amount of the tax liabilities it incurs.  Although our liability under the tax protection agreements will depend on certain factors, including without limitation the applicable maximum federal, state and local tax rates, based on current tax rates, we anticipate that the maximum amount we would have to indemnify The Summit Group under the tax protection agreements is approximately $6.9 million.

In consideration for assigning to Interstate Hotel (“Interstate”) the existing hotel management agreements with SHP LLC, The Summit Group received a total cash payment from Interstate in the amount of $12.75 million, $11.0 million of which was paid to The Summit Group upon completion of our IPO and $1.75 million of which will be paid on February 14, 2014.

In connection with our IPO, the Operating Partnership entered into a transition services agreement with The Summit Group, pursuant to which The Summit Group provides or causes its affiliates to provide us with such services related to our business as we reasonably request.  We reimburse The Summit Group for its cost of providing services to us, including a pro rata portion of its overhead expenses, and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services.  Since February 14, 2011 and through March 31, 2012, we have paid The Summit Group approximately $325,000 pursuant to the transition services agreement.  Either party may terminate this agreement upon 30-days’ written notice.  We will not pay any fees to The Summit Group or its affiliates pursuant to the transition services agreement.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the Annual Meeting.  If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities.  We prepare and file these reports on behalf of our directors and executive officers.  During 2011, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied, except the initial reports of beneficial ownership on Form 3 for our executive officers (Mr. Boekelheide, Mr. Hansen, Mr. Aniszewski, Mr. Becker, Mr. Bertucci, Mr. Eng and Ms. Sorum) were inadvertently filed one day late, on the day after the registration statement for our IPO was declared effective by the SEC.

Stockholder Proposals and Director Nominations for the 2013 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2013 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 12, 2012 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  If we change the date of the 2013 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2013 annual meeting of stockholders.  Proposals should be mailed to our Secretary at Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota 57105.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2013 annual meeting of stockholders or who wish to present a proposal at the 2013 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than January 4, 2013 and no later than February 5, 2013 (provided, however, that if the 2013 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2013 annual meeting of stockholders and no later than the 120th day prior to the date of the 2013 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made).  The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws.  If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2013 annual meeting of stockholders.  A stockholder’s written notice should be sent to our Secretary at Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota 57105.

Requests for Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com.  If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to Investor Relations, Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 2, Sioux Falls, South Dakota 57105.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Vice President, General Counsel and Secretary

Sioux Falls, South Dakota
April 26, 2012

SUMMIT HOTEL PROPERTIES, INC.
2701 SOUTH MINNESOTA AVE.
SUITE 6
SIOUX FALLS, SD 57105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Kerry W. Boekelheide 02 Daniel P. Hansen 03 Bjorn R. L. Hanson 04 David S. Kay 05 Thomas W. Storey
06 Wayne W. Wielgus

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;	☐	☐	☐
3. An advisory vote on executive compensation;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4. Recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

SUMMIT HOTEL PROPERTIES, INC.
Annual Meeting of Stockholders
June 5, 2012 5:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel P. Hansen and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SUMMIT HOTEL PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, EDT on June 5, 2012, at the Marriott Marquis, 1535 Broadway, New York, NY 10036, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000142151_2 R1.0.0.11699